EXHIBIT 10.2

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT dated as of July 20, 2006 (this “Amendment”), is entered into by and between Trevor Drinkwater (hereinafter called “Employee”), and Genius Products, Inc. (hereinafter the “Employer”), with reference to the following:

RECITALS

WHEREAS, Employee and Employer entered into that certain Employment Agreement made as of July 26, 2005 (the “Employment Agreement”);

WHEREAS, Employee and Employer entered into that certain Employment Agreement Amendment made as of December 5, 2005 (the “First Amendment”);

WHEREAS, Employer and The Weinstein Company LLC, a Delaware limited liability company and The Weinstein Company Holdings LLC and Genius Products, Inc. entered into that certain Master Contribution Agreement dated December 5, 2005 (the “Contribution Agreement”);

WHEREAS, pursuant to Section 10 of the First Amendment, the First Amendment shall become effective upon the Closing (as such term is defined in the Contribution Agreement) and in the event that the Closing does not occur, the First Amendment shall be null and void;

WHEREAS, Employee and Employer desire, prior to the effectiveness of the First Amendment, to amend the Employment Agreement in order to modify and supplement the Employment Agreement to reflect an annual compensation increase for Employee.

WHEREAS, Employee and Employer understand and acknowledge that, upon the Closing, if any, the Employment Agreement, as amended by this Amendment, will be further amended and modified pursuant to the terms and in accordance with the First Amendment.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Amendment, Employee and Employer hereby agree as follows:

1. Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2. Compensation.

(a) Paragraph 2(a) is deleted and replaced with the following paragraph:

“Effective as of June 1, 2006, pay Employee’s salary by check twice per month in equal installments in accordance with Employer’s regular salary payment schedule, which shall be paid at the rate (before deductions for advances and deductions made at Employee’s request, if any, and for deductions required by federal, state and local law) of $425,000 per year, subject to annual review by the Compensation Committee.”

3. Original Agreement. Except as specifically herein amended, the Employment Agreement is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the Employment Agreement and this Amendment, this Amendment shall control.

4. Entire Agreement. This Amendment, the Employment Agreement, and upon the effectiveness of the First Amendment, the First Amendment, contain the entire agreement between Employer and Employee relating to Employee’s employment with Employer, and they supersede all previous agreements, whether oral or written.

5. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first referenced above.

EMPLOYEE:

By:	/s/ Trevor Drinkwater
Name:	Trevor Drinkwater

EMPLOYER:

Genius Products, Inc.,
a Delaware corporation

By:	/s/ Michel Urich
Name:	Michel Urich
Its:	General Counsel

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT AMENDMENT NO. 2]